Exhibit 10.20
AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT
This Amendment to Severance Compensation Agreement (“Amendment”) is entered into as of this 1st day of October 1999, and effective as of March 3, 1998 between LIN Television Corporation, a Delaware corporation (the “Company”) and Denise M. Parent (the Executive”).
WHEREAS the Company and the Executive are parties to that certain Severance Compensation Agreement, dated as of February 27, 1997 (the “Agreement”);
WHEREAS the Company believes it is in its best interest to reinforce and encourage Executive’s continued disinterested attention and undistracted dedication in the potentially disturbing circumstances of a change in control of the Company, by extending the term of the Agreement as provided for herein;
WHEREAS the parties desire to amend the Agreement upon the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:
1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The following terms used herein shall be defined as follows:
Affiliate: shall mean, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
Person or Persons: shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity.
Board of Directors: shall mean the Board of Directors of the Company.
Continuing Directors: shall mean, any Person who (i) was a member of the Board of Directors of the Company on October 1, 1999, (ii) is thereafter nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who are members of such Board of Directors at the time of such nomination or election, or (iii) is a Director and also a member of the Shareholder Group.
Shareholder Group: shall mean Hicks, Muse, Tate & Furst Incorporated, its Affiliates and their respective employees, officers, and directors.

2. The first sentence of Paragraph 2 shall be deleted in its entirety and replaced with the following: “Executive will be entitled to severance compensation as set forth in section 3 (“Severance Compensation”) in the event Executive’s employment is terminated within the “Extension Period” (as defined below) (a) by the Company without Cause, or (b) by Executive within 90 days after Executive has knowledge of the occurrence of an event constituting Good Reason. The Extension Period shall be defined as that certain period of time commencing on the date first above-written and terminating on the date that is two (2) years following a “Hicks Muse Change in Control” (as defined below).
A Hicks Muse Change in Control shall mean the first to occur of any of the following events:
(i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than one or more members of the Shareholder Group;
(ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or
(iii) the acquisition by any Person or Persons (other than one or more members of the Shareholder Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.”
3. The definition for “Change in Control” contained in Paragraph 1(b) of the Agreement shall be deleted and replaced with the definition of the “Hicks Muse Change in Control” set forth above. All references to “Change in Control” in the Agreement shall mean and refer to a “Hicks Muse Change in Control”.
4. “1994 Stock Incentive Plan and the 1994 Stock Adjustment Plan” shall be deleted from Paragraph 3(a)(iii) of the Agreement and replaced with “Ranger Equity Holdings Corporation stock plans (1998 Stock Option Plan, the 1998 Substitute Stock Option Plan and the 1998 Phantom Stock Plan)”.
5. Paragraph 3(b) of the Agreement shall be deleted in its entirety and replaced with the following: “If the Severance Compensation under this Section 3, either alone or together with other payments to the Executive from the Company, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), such Severance Compensation shall be increased by a payment sufficient to restore the Executive to the same after-tax position the Executive would have been in if the excise tax had not been imposed.

6. Except as otherwise specifically amended hereby, the Agreement remains in full force and effect, without other amendment.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LIN TELEVISION CORPORATION		EXECUTIVE

By:	/s/ Gary R. Chapman	/s/ Denise M. Parent

Denise M. Parent

Title:	President and CEO

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